Exhibit 10.2

EXECUTION COPY

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into by and among Michael Walsh (“Mr. Walsh”), Paramount Group, Inc. (the “Company”), and Paramount Operating Partnership L.P. (the “Employer” and, together with the Company, “Paramount”).

WHEREAS, Mr. Walsh and Paramount (the “Parties”) entered into an Employment Agreement dated as of March 26, 2015 (the “Employment Agreement”);

WHEREAS, Paramount and Mr. Walsh have mutually determined that it is in the best respective interests of Paramount and Mr. Walsh for Mr. Walsh’s employment with Paramount to terminate effective as of the close of business on March 2, 2016 (the “Date of Termination”) and for such termination to be treated as a termination of employment without Cause, as defined in Section 3(d) of the Employment Agreement;

WHEREAS, Section 4(b) of the Employment Agreement specified certain compensation and benefits to be paid or provided to Mr. Walsh in the event that his employment with Paramount was terminated without Cause, as defined in the Employment Agreement;

WHEREAS, this Agreement is the Separation Agreement and Release referenced in Section 4(b) of the Employment Agreement, the execution, return, and non-revocation of which is a condition precedent to Paramount paying or otherwise providing the compensation specified in Section 4(b) of the Employment Agreement;

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, it is accordingly agreed as follows:

1. Mr. Walsh’s employment with Paramount shall end on the Date of Termination. During the period to and including the Date of Termination, Mr. Walsh shall use his best efforts to perform his employment responsibilities. Mr. Walsh agrees to resign from any and all other positions that he holds with Paramount or any affiliated entity on the Date of Termination and to sign any documentation that Paramount may reasonably request to confirm such resignations. Regardless of whether Mr. Walsh executes this Agreement, Paramount shall pay or provide Mr. Walsh with the Accrued Benefit described in Section 4(a) of the Employment Agreement at the time(s) set forth in Section 4(a). Additionally, regardless of whether Mr. Walsh executes this Agreement, Mr. Walsh will remain subject to his continuing obligations under Section 7 of the Employment Agreement, which include, without limitation, the obligation to not use or disclose Paramount’s Confidential Information (as defined in the Employment Agreement), to return to Paramount no later than the Date of Termination all documents, records and other property of Paramount, to refrain from certain competition and solicitation activities for twelve (12) months immediately following the Date of Termination, and to provide certain cooperation services that may be requested by Paramount, except as amended under Section 2 below. Mr. Walsh shall continue to be covered under Paramount’s applicable indemnification agreements and policies and under applicable directors and officers liability insurance for acts or omissions while serving as an executive or officer of Paramount and any of its affiliates, including any applicable “tail” coverage. Mr. Walsh shall receive his payments under all benefit plans, including The Paramount

Group 2005 Nonqualified Deferred Compensation Plan (the “DC Plan”) and related trust, pursuant to the terms of such plans (and, if applicable, trust arrangements) and any applicable elections made by Mr. Walsh. The Company’s contribution to your DC Plan for the 2015 calendar year is $248,276 and will be deposited into your account on or before March 8, 2016. Mr. Walsh shall incur a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, on the Date of Termination.

2. Within thirty (30) days after the Date of Termination and subject to this Agreement becoming effective before the end of that period, Paramount will make a single lump sum payment to Mr. Walsh in the amount of One Million Nineteen Thousand Two Hundred and Sixty–Five Dollars ($1,019,265.00), less applicable tax-related deductions and withholdings. For the avoidance of doubt, no payment under this Paragraph 2 will be made until after the seven day Revocation Period, as defined in Paragraph 19 of this Agreement has expired without Mr. Walsh revoking his acceptance of this Agreement. No payment will be made if Mr. Walsh revokes his acceptance of this Agreement during the Revocation Period. Sections 5(b) and 6 of the Employment Agreement shall continue to apply to any payments made pursuant to this Agreement. As additional consideration for Mr. Walsh’s execution of this Agreement, the Company agrees to terminate his noncompetition obligations under Section 7(d)(i) of the Employment Agreement effective as of the end of the Consulting Period (as specified below).

3. Effective thirty (30) days after the Date of Termination (such date being the “Accelerated Vesting Date”) and subject to this Agreement becoming effective prior to the Accelerated Vesting Date, all options and time-based LTIP units (“Equity Awards”) that Mr. Walsh holds that are unvested as of the Date of Termination shall immediately vest. In accordance with Section 4(b)(iii) of the Employment Agreement, no termination, forfeiture or additional vesting of rights with respect to the Equity Awards shall occur between the Date of Termination and the Accelerated Vesting Date. The exercise of any option to purchase shares of common stock of the Company shall be subject to the terms of applicable equity award agreements and related plans (the “Equity Documents”), including without limitation, the time limits on exercise; provided, however, that the Company hereby agrees to extend the period in which Mr. Walsh may exercise his vested option shares to the second anniversary of the Date of Termination. Mr. Walsh shall retain his performance LTIP Unit award granted on April 1, 2015, and shall remain eligible to earn a pro-rata portion of such award, subject to attainment of performance vesting conditions at the end of the three-year performance period. Attached hereto as Exhibit A is an accounting of Mr. Walsh’s outstanding Equity Awards as of the Accelerated Vesting Date. The Company shall inform Mr. Walsh at such time when Mr. Walsh’s LTIP Units are fully booked up.

4. Effective for the three-month period from the later of the Date of Termination or the Effective Date (as defined below) (the “Consulting Period”), Mr. Walsh shall provide transition consulting services (“Consulting Services”) to Paramount. Mr. Walsh shall provide Consulting Services at reasonable times as requested by the Chairman, President and Chief Executive Officer of the Company; provided that he shall not be required (a) to perform Consulting Services at any times that unreasonably interfere with employment responsibilities for any employer; or (b) to perform more than twenty (20) hours of Consulting Services in any calendar month. Subject to Mr. Walsh’s continued availability to perform Consulting Services and his use of commercially reasonable efforts to perform requested Consulting Services, the

Company shall pay Mr. Walsh $$33,333.00 for each month during the Consulting Period (the “Consulting Fees”), with such Consulting Fee payment due no later than thirty (30) days after the end of each month. Mr. Walsh acknowledges that he shall be an independent contractor for all purposes at all times during the Consulting Period. Paramount acknowledges that it shall not retain a right to control the manner in which Mr. Walsh shall perform Consulting Services. The Parties therefore agree that the Consulting Fees shall be treated for tax purposes as form 1099 income and shall not be reduced by tax-related deductions and withholdings. Unless otherwise mutually agreed, Mr. Walsh may perform such Consulting Services at a location or locations of his choosing outside of the Company’s offices. Mr. Walsh shall continue to be covered by Paramount’s indemnification agreement as if he remained employed by the Company during the Consulting Period. Mr. Walsh shall not be prohibited from seeking or obtaining other employment during the Consulting Period. Mr. Walsh may terminate the Consulting Period at any time upon seven (7) days’ written notice to the Company.

5. In exchange for the consideration stated in Paragraphs 2, 3 and 4 of this Agreement, to which Mr. Walsh acknowledges that he is otherwise not entitled in the absence of providing a release of claims, Mr. Walsh, for himself, his heirs, his estate, executors, administrators, legal representatives, successors and assigns, releases and forever discharges the Company and the Employer, their respective subsidiaries and affiliated companies and entities, predecessors, successors, and assigns, and, in their respective capacities as such, their respective shareholders, members, officers, directors, employees and agents (hereinafter collectively referred to as the “Released Parties”), of and from any and all manner of actions, causes of actions, claims, debts, dues, distributions, accounts, bonds, covenants, contracts, agreements and compensation, and demands of every name and nature, whether at law, in equity, in contract or in tort, based upon public policy, under statute or at common law, whether now known or unknown, which Mr. Walsh ever had, now has or hereafter may have, or which Mr. Walsh’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of their relationship to the date of this Agreement (the “Claims”), including without limitation any Claims arising from, or in any way relating to, Mr. Walsh’s employment relationship with Paramount and/or the termination of Mr. Walsh’s employment with Paramount. The Claims subject to this release include, but are not limited to, any and all actions in tort, contract and alleged discrimination of any kind and/or causes of action arising under any federal, state or local law, statute, regulation, or ordinance, including but not limited to all rights and claims under Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Employment and Retirement Income Security Act of 1974, the New York Executive Law, the New York City Human Rights Law, the New York State Human Rights Law, the Administrative Code of the City of New York, New York Labor Law, and any rights or claims for attorneys’ fees or costs under these acts or any other federal, state or local law. This Paragraph 5 shall not release any claims related to or affect Mr. Walsh’s (i) vested rights under Paramount’s Section 401(k) plan, the DC Plan, the Equity Documents, or any other applicable plan or program in which Mr. Walsh has accrued vested benefits or entitlements, or Mr. Walsh’s rights under this Agreement, (ii) rights as a stockholder of the Company, (iii) rights to be covered under applicable indemnification agreements and policies and under applicable directors and officers liability insurance for acts or omissions while serving as an executive or officer of Paramount and any of its affiliates and (iv) rights with respect to any claims that may not be released under applicable law.

6. Mr. Walsh acknowledges that he understands that by signing this Agreement, he will have waived any right he may have to recover in a lawsuit against Paramount based on any actions or omissions made by Paramount, including, but not limited to, claims which in any way arise from or relate to Mr. Walsh’s employment relationship with Paramount up to the date of the signing of this Agreement and the termination of his employment with Paramount. Mr. Walsh further acknowledges that he understands that by signing this Agreement, he is waiving not only the right to recover money or other relief in any action he might institute, but also that he is waiving any right to recover money or any other relief whatsoever in any action that might be brought on his behalf by any other person or entity, including but not limited to, the United States Equal Employment Opportunity Commission or any other federal, state or local government agency or department.

7. In consideration for, among other terms, Mr. Walsh’s release of Claims pursuant to Paragraph 5, Paramount voluntarily releases and forever discharges Mr. Walsh generally from all Claims that, as of the date when Paramount signs this Agreement, Paramount has, ever had, now claims to have or ever claimed to have had against Mr. Walsh, including, without limitation, all Claims relating to Mr. Walsh’s employment by and termination of employment with Paramount; provided that Paramount does not release Mr. Walsh from (a) his continuing obligations under Section 7 of the Employment Agreement; or (b) any civil Claim that is based on conduct that also satisfies the elements of a criminal offense (“Excepted Claim”). The undersigned has no knowledge or reason to believe that Paramount has any Excepted Claim against Mr. Walsh.

8. Each of the Parties hereto warrants, represents and agrees that he or it has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claims.

9. The Parties agree that the consideration exchanged herein, as well as the negotiation and execution of this Agreement, do not constitute and shall not be deemed an admission of liability, wrongdoing or inappropriate or unlawful conduct by Paramount or by Mr. Walsh. Mr. Walsh understands that nothing in this Agreement shall constitute or be construed as an admission of any liability by Paramount. Mr. Walsh agrees to keep the events and circumstances relating to the termination of his employment with Paramount confidential and not to discuss or reveal this information to any person or entity, except: (a) as necessary to enforce the terms of this Agreement; (b) as required or permitted by law or regulation or in response to a request from a governmental agency; or (c) to Mr. Walsh’s spouse, accountant, and attorneys, and to them only provided that they first agree for the benefit of Paramount to keep such information confidential. Mr. Walsh agrees that breach of this Paragraph 9 by him will constitute a material breach of this Agreement. Paramount also agrees to direct its executive officers to keep the events and circumstances relating to the termination of Mr. Walsh’s employment with Paramount confidential and not to discuss or reveal this information to any person or entity, except: (a) as necessary to enforce the terms of this Agreement; (b) as required or permitted by law or regulation or in response to a request from a governmental agency; or (c) or to Paramount’s accountants and attorneys, and to them only provided that they first agree for the benefit of Mr. Walsh to keep such information confidential.

10. Nothing in this Agreement shall prevent Mr. Walsh from making statements about his employment at Paramount and the termination of his employment at Paramount to prospective employers or business partners; provided, however, that those statements do not (a) disparage or discredit Paramount; (b) reveal confidential or proprietary information relating to Paramount; or (c) disclose any information relating to Paramount’s business strategy or plans or any information that Paramount is prohibited from disclosing or required to keep confidential, pursuant to federal, state or local law or regulation. Mr. Walsh acknowledges and agrees that he understands the obligations imposed upon him under the terms of this provision and will comply with these obligations.

11. Mr. Walsh agrees that he will not say or do anything to disparage or discredit Paramount or to cause any disruption of business for Paramount. Paramount agrees that it shall direct its executive officers not to say or do anything to disparage or discredit Mr. Walsh. “Disparaging” remarks, comments or statements (whether written or oral) are those that impugn the character, honesty, integrity, morality or business acumen or abilities of Paramount in connection with any aspect of Paramount’s operation of its business or that reflect badly on Paramount or cast it in a negative light. This nondisparagement obligation shall not in any way affect Mr. Walsh’s obligation to testify truthfully in any legal proceeding or to provide information in response to a request from a governmental agency or to lawfully compete with Paramount in a manner not in violation of Section 7 of the Employment Agreement.

12. Mr. Walsh shall direct all inquiries regarding his employment at Paramount to Jolanta Bott, Executive Vice President of Operations and Human Resources, at (212) 237-3124, during her employment with Paramount. In response to any such inquiries, Ms. Bott will confirm the positions held by Mr. Walsh while at Paramount and the dates of his employment at Paramount.

13. Mr. Walsh agrees that he will not apply for or seek employment with Paramount or any of its subsidiaries. Mr. Walsh agrees that Paramount has no obligation, contractual or otherwise, to reemploy or rehire Mr. Walsh now or in the future. Mr. Walsh confirms that the terms stated in this Agreement are the only consideration for signing this Agreement, and no other promises or agreement of any kind have been made by any person or entity whatsoever to or with Mr. Walsh.

14. If Mr. Walsh materially breaches any of his obligations under Paragraphs 5, 6, 8, 9, 10 or 11 of this Agreement, in addition to any other legal or equitable remedies it may have for such breach, Paramount shall have the right not to pay to him any unpaid amounts otherwise due to him under Paragraph 2 of this Agreement or to provide accelerated vesting pursuant to Paragraph 3 of this Agreement. Paramount’s election to exercise its rights under this Paragraph 13 shall not affect Mr. Walsh’s continuing obligations under this Agreement. If Paramount believes that Mr. Walsh has materially breached any of his obligations set forth in this Paragraph 13, Paramount shall provide Mr. Walsh with written notice of such material breach and provide Mr. Walsh a period of ten (10) days to cure his breach (to the extent curable) prior to exercising its rights under this Paragraph 14, provided that Paramount shall have no payment obligation during the cure period.

15. Paramount has advised Mr. Walsh, in writing, to consult with an attorney prior to executing this Agreement and hereby reiterates that Mr. Walsh is advised to consult with an attorney prior to executing this Agreement.

16. Mr. Walsh acknowledges that he has carefully read and fully understands all the provisions of this Agreement. Mr. Walsh further acknowledges that Paramount has urged him to seek legal counsel in regard to the terms and conditions of this Agreement. Mr. Walsh acknowledges and warrants that he has reviewed this Agreement and has had the opportunity to consult with an attorney, and fully and completely understands and accepts the terms, conditions, nature and legal effect of this Agreement. Mr. Walsh warrants that he enters into this Agreement knowingly, freely and voluntarily and that his agreement hereto has not been the result of coercion or duress.

17. Each party hereto warrants, represents and agrees that it has not assigned or transferred, or purported to assign or transfer, to any person or entity, any action or actions, cause or causes of action, at law or in equity, released herein.

18. This Agreement is made and entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without regard to conflicts of laws principles or choice of law provisions that would cause the application of the law of any other jurisdiction. It is the intention of the parties to this Agreement that the laws of the State of New York shall govern the validity of this Agreement, the construction of its terms, the interpretation of the rights and duties of the parties, and its enforcement. Mr. Walsh agrees that any and all disputes arising out of the terms of this Agreement, its interpretation, and any of the matters released herein, shall be subject to resolution in accordance with the terms of the Employment Agreement, including without limitation Section 8 of the Employment Agreement, entitled “Arbitration of Disputes.”

19. Mr. Walsh understands and acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days from his receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, Mr. Walsh must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If Mr. Walsh signs this Agreement before the end of the Consideration Period, Mr. Walsh acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when Mr. Walsh signs this Agreement (the “Revocation Period”), Mr. Walsh has the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. This Agreement shall become effective on the first business day following the expiration of the Revocation Period (the “Effective Date”).

20. This Agreement constitutes a single, integrated written contract expressing the entire agreement between the Parties and cannot be modified in any way except by written modification executed by both Parties. This Agreement supersedes any previous agreements or understandings between the Parties, except for the Equity Documents and any other obligations specifically preserved in this Agreement, including without limitation Sections 5(b) and 6 of the Employment Agreement and Section 7 of the Employment Agreement and related enforcement provisions with respect to such Section 7, consisting of Sections 8 and 9 of the Employment Agreement.

21. If any provision of this Agreement is declared invalid or otherwise unenforceable, the other provisions herein shall remain in full force and effect and shall be construed in a fashion to effectuate the purpose and intent of this Agreement.

22. The Parties agree that this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors, heirs, personal representatives and assigns.

23. Each individual signing this Agreement, whether signing individually or on behalf of any person or entity, represents and warrants that he or she has full authority to so execute the Agreement on behalf of the party on whose behalf he or she so signs. Each Party separately acknowledges and represents that this representation and warranty is an essential and material provision of this Agreement and shall survive execution of this Agreement.

24. The Parties agree that this Agreement shall not be filed in any court or other adjudicative body, except as may be required to enforce the provisions of this Agreement.

25. Notwithstanding anything in this Agreement or in the Employment Agreement to the contrary, Mr. Walsh shall be permitted to (x) retain any documents related to his compensation or reasonably necessary for tax preparation purposes and (y) reveal Confidential Information (as defined in the Employment Agreement) (i) as necessary to enforce the terms of this Agreement or (ii) as required by law or regulation or in response to a request from a governmental agency.

26. The Parties agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27. The Parties agree that for the purposes of construing or interpreting this Agreement, this Agreement shall be deemed to have been drafted equally by both Parties hereto.

28. The Company agrees to reimburse Executive for the legal fees incurred by him in the review and negotiation of this Agreement up to a maximum payment of $5,000. Such payment shall be made directly to the law firm engaged by the Executive.

IN WITNESS WHEREOF, the Parties hereunto execute this Agreement.

MICHAEL WALSH	PARAMOUNT GROUP, INC.

/s/ Michael Walsh	/s/ Jolanta K. Bott
Michael Walsh	Jolanta K. Bott
Executive Vice President of Operations and Human Resources

Dated: March 7, 2016	Dated: March 7, 2016

EXHIBIT A

Outstanding Equity Grants

1.	Fully vested option to acquire 100,000 shares at $19.08.

2.	Fully vested 109,244 LTIP Units.

3.	55,980 LTIP Units still subject to performance vesting for performance period ending March 31, 2018.

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